Exhibit 4(a)

STANDARD INSURANCE COMPANY

1100 SW 6th Ave.

Portland, OR 97204

GROUP VARIABLE ANNUITY CONTRACT

No.

for

ABC Corporation                          Plan

ALL VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE

INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE

AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

Standard Insurance Company agrees, as indicated by the signatures below, to the terms set forth in this Contract.

President	Secretary

ARTICLE VIII TERMINATION OF THIS CONTRACT		23

A.	Initiation of Termination	23
B.	Effect of Termination	24

ARTICLE IX GENERAL CONDITIONS		25

A.	Your Responsibilities	25
B.	Assignment	25
C.	Non-Waiver	26
D.	Data Supplied By You	26
E.	Entire Contract	26
F.	Amendment	26
G.	Modification	26

SPECIFICATIONS AND SIGNATURES		27

ARTICLE I

INTENT AND PURPOSE

This Group Annuity Contract is intended to provide you with financial services designed to receive and accumulate your funds for the prospective purchase of annuities and payment of benefits according to the terms of your Plan. It may be used to fund all or a part of the Plan’s obligation to the Participants.

This Contract is issued in consideration of the application of the Contractowner and of the payment of Deposits as provided in this Contract.

The provisions of the Plan control the operation of the Plan. The provisions of the Contract control the operation of the Contract.

We are not a party to the Plan. The Plan is mentioned merely for reference purposes. Except for the obligations provided under this Contract, we have no liability under the Plan. We are under no obligation under or by reason of issuance of this Contract either (a) to determine whether any payment, distribution or transfer under this Contract complies with the provisions, terms and conditions of the Plan or with applicable law, or (b) to administer the Plan.

This Contract can be issued in connection with a Plan that meets the requirements of Sections 401(a), 403(a), 403(b), 414(d) or 457 of the Code or with a nonqualified deferred compensation arrangement. We may require evidence of qualification of the Plan, if applicable.

ARTICLE II

DEFINITIONS

For the purposes of this Contract, when the following terms appear in boldface type, they shall have the meanings indicated in this Article.

A.	Definitions

1.	Account Value - Value held under this Contract. The value may be maintained in either the Fixed Account, the Variable Account or both, depending on allocations.

2.	Accumulation Unit - A unit of measure used to calculate the Variable Account Value during the accumulation period.

3.	Annual Date - The Contract Date and the same date of the same month each year thereafter.

4.	Annuitant and Contingent Annuitant - The persons upon whose lives the Annuity Payments made after the Annuity Commencement Date will be based.

5.	Annuity Commencement Date –The date on which Annuity Payments are to start.

6.	Annuity Payment - An amount paid at regular intervals under one of several options available to the Annuitant and/or any other payee (but not including Payments from Account). This amount will be paid on a fixed basis only.

7.	Beneficiary - The individual or individuals to whom the death benefit is paid, if the Annuitant dies before the Annuity Commencement Date.

8.	Business Day - Any day that the New York Stock Exchange (NYSE) is open for trading except the day after Thanksgiving and December 24 or the first weekday preceding December 24 if December 24 is considered the Christmas holiday or falls on a weekend. Transactions are processed on Business Days only. A Business Day ends when the NYSE closes for trading that day, usually 4:00 p.m. Eastern Time.

9.	Code - The Internal Revenue Code of 1986, as amended.

10.	Contract – This Standard Insurance Company Group Annuity Contract between you, the Contractowner, and us, Standard Insurance Company. The Contract includes the Application for Retirement Plan Services and any Schedules and Endorsements.

11.	Contract Date - The effective date of the Contract indicated on the Specifications and Signatures page.

12.	Contract Year - Each twelve-consecutive-month period beginning on an Annual Date.

13.	Contractowner - The party or parties named on the Specifications and Signatures page of this Contract or, upon delivery of Written Notice to us, and subject to Article IX, Section B, such party’s or parties’ successor in interest by reason of change of name, merger, consolidation, purchase of stock, or acquisition of substantially all of the assets of the Contractowner’s business. Contractowner may be referred to as you and your.

14.	Deposits - Amounts paid into the Contract (net of any deduction for premium taxes).

15.	Home Office - Our address at: Standard Insurance Company, Retirement Plans, 1100 S.W. 6th Avenue (97204), P. O. Box 711 (97207), Portland, Oregon, facsimile 971-321-7998.

16.	Investment Option - An option in which you have chosen to invest your Plan assets. An Investment Option is operative when you instruct us to deposit or transfer your assets to it. Each Subaccount of the Variable Account and the Fixed Account, if any, is a separate Investment Option.

17.	Market Value Adjustment (MVA) - A charge deducted from the amounts you withdraw or transfer from the Fixed Account.

18.	Participant - A person defined as a participant in the Plan, who has enrolled under this Contract and on whose behalf The Standard maintains an Account Value.

19.	Payments from Account – Periodic payments in an amount specified by a Participant or Beneficiary continuing until the Account Value is exhausted or until we are instructed to cease payments.

20.	Pending Allocation Account – The money market account within the Variable Account used for Deposits received without allocation instructions.

21.	Plan - The Plan or arrangement named on the Specifications and Signatures page, which includes any employer-based arrangement whether or not considered a plan under State or Federal law.

22.	Plan Administrator - The Plan sponsor, Plan trustee(s), Plan fiduciary, or a person or persons specifically designated by you to have the authority to control and manage the operation and administration of your Plan. The Standard is not the Plan Administrator.

23.	Subaccount - That portion of the Variable Account which invests in shares of a particular mutual fund portfolio. There is a separate Subaccount that corresponds to each portfolio.

24.	The Standard – Standard Insurance Company, also referred to as we, us, our and our company.

25.	Valuation Period - The period commencing at the close of trading on the NYSE on a Business Day and ending at the close of trading on the NYSE on the next succeeding Business Day.

26.	Variable Account - The segregated investment account into which The Standard sets aside and invests the variable assets attributable to this Contract.

27.	Written Notice - Any notice required by this Contract. Written Notice required of you shall be delivered to us at our Home Office, unless we notify you otherwise. Written Notice required of us by this Contract shall be sent to you at your last business address on our records. It is your responsibility to notify us in writing of any changes in your business address.

Written Notice shall be given in writing and delivered by mail or courier service or sent by facsimile. Written Notice shall be deemed given immediately when delivered by facsimile (if confirmation of receipt is obtained), three (3) days after the date of mailing, and one (1) day after delivery by overnight courier service.

B.	Interpretations

This Contract, and all words, terms and phrases used herein, shall be construed consistently with, and in compliance with, the Code and the Investment Company Act of 1940, to the extent such laws are applicable.

ARTICLE III

DEPOSITS

A.	Description Of Deposits

Deposits shall be accepted periodically under the terms of this Contract. Deposits must be in the form of an electronic funds transfer (EFT) in United States funds, unless we agree otherwise.

B.	Application Of Deposits

1.	Home Office Address For Deposits Only. All EFT Deposits must be directed to us at this address:

Bank: U.S. Bank

ABA Number: 123000220

Account Number: 153600010745

Account Name: Standard Insurance Retirement Plans

Addenda: [Your six-digit Contract number]

If we agree to accept payments by check, they must be sent to this address:

Standard Insurance Company

Retirement Plans

Unit 92

P.O. Box 4500

Portland, Oregon 97208-4500.

2.	Processing Deposits: New Participants. The initial Deposit for a new Participant will be credited to the Participant’s Account Value no later than two (2) Business Days after receipt, if the Deposit is received in good order (with all necessary information). If the Deposit cannot be applied as received, we will notify you and credit the Deposit to the Pending Allocation Account until we receive all necessary information.

3.	Processing Deposits: Existing Participants. Once we have received your Deposit and have validated your crediting and allocation instructions, we will apply your Deposits for existing Participants pursuant to those instructions as of the Business Day of receipt and validation. Deposits are processed on Business Days only. If a Deposit cannot be applied as received, we will credit the Deposit to the Pending Allocation Account until we receive all necessary information.

4.	Pending Allocation Account. Deposits received will be held in a Pending Allocation Account until applied, as described in Section C.3. below.

5.	Refund Of Deposit. We shall refund a Deposit if the terms of your Plan or applicable state or federal law so require.

C.	Allocation and Crediting of Deposits

1.	Account Value will be maintained by us on behalf of each Participant. At your request, Account Value will also be maintained by us for your use under this Contract.

2.	Deposits under this Contract must be allocated to the Variable Account Subaccounts and/or to the Fixed Account of this Contract.

3.	Unallocable Deposits

(a)	If complete allocation instructions for any Deposit have not been received by us in order for us to perform our duties under this Contract, we will direct such Deposit to the Pending Allocation Account.

(b)	We will follow up with you monthly for a period of 90 days for allocation instructions for Account Values in the Pending Allocation Account.

(c)	Within two Business Days for an initial Deposit described in B.2. above, or otherwise as of the Business Day of receipt of complete allocation instructions, the Account Value in the Pending Allocation Account will be transferred to the Subaccounts or the Fixed Account, as instructed.

(d)	If allocation instructions are not received after the 90-day notice, we will refund the Deposits in the Pending Allocation Account, together with earnings thereon (unless applicable Code or ERISA requirements preclude return of the Deposits and/or the earnings) within 105 days of the date of receipt of the Deposit.

(e)	The Pending Allocation Account will only be used for the purpose mentioned in this Section III.C.3; you or Participants may not direct a portion of Deposits to this Subaccount. Deposits directed to the Pending Allocation Account will not be afforded the same rights as other Deposits under this Contract.

4.	If Deposits are stopped, the Account Values will remain in force as paid-up until termination pursuant to Article VIII. Deposits may resume at any time until we receive or give notice of termination of the Contract, or with respect to a Participant’s Certificate, the Participant’s Annuity Commencement Date, a request to withdraw the entire Account Value or payment of any death benefit, whichever comes first.

5.	A Participant’s Account Value may be allocated to a maximum of 20 Subaccounts, or to a maximum of 19 Subaccounts and the Fixed Account, unless we agree otherwise.

6.	At least once during each Contract Year, we will provide or make available electronically a report of the value of each Account Value, including Account Value maintained on behalf of each Participant and on behalf of the Contractowner.

D.	The Variable Account Subaccounts

1.	We reserve the right to eliminate the availability of the shares of any mutual fund portfolio and substitute the securities of a different investment company if the shares of a mutual fund portfolio are no longer available for investment, or, if in our judgment, any mutual fund portfolio should become inappropriate in view of the purposes of this Contract. We may add a Subaccount investing in a new mutual fund portfolio. We will give you written notice of the elimination or substitution of any mutual fund portfolio no later than 15 days after the substitution occurs. Any such eliminations, substitutions or additions will be subject to compliance with any applicable regulatory requirements.

2.	The value of a Subaccount on any Business Day is the number of Accumulation Units in the Subaccount multiplied by the value of an Accumulation Unit of the Subaccount at the end of the Valuation Period.

3.	(a) Accumulation Units.

Deposits and transfers allocated to the Variable Account are converted into Accumulation Units resulting from each such transaction is equal to the amount of the transaction divided by the value an Accumulation Unit for the Subaccount for the Valuation Period during which the Deposit or the transfer request is received in good order at our Home Office. The Accumulation Unit value for each Subaccount was or will be arbitrarily established at the inception of the Subaccount. It may increase or decrease from Valuation Period to Valuation Period. The Accumulation Unit value for a Subaccount for any later Valuation Period is calculated by multiplying the value of that unit at the end of the prior Valuation Period by the Variable Subaccount’s net investment factor for the Valuation Period. The value of a variable Accumulation Unit can go either up or down. The number of Accumulation Units credited to the Account Value will not be changed by any change in the dollar value of Accumulation Units in any Subaccount.

The net investment factor is used to determine the value of accumulation and annuity unit values for the end of a Valuation Period.

(b)	Net Investment Factor.

For any Subaccount of the Variable Account, the net investment factor for a Valuation Period, before the Annuity Commencement Date, is (i) divided by (ii), minus (iii) where:

(i)	is the net asset value per share held in the Subaccount, as of the end of the Valuation Period; plus or minus the per share amount of any dividend or capital gain distributions if the “ex-dividend” date occurs in the Valuation Period; plus or minus a per-share charge or credit as we may determine, as of the end of the Valuation Period, for taxes;

(ii)	is the net asset value per share held in the Subaccount as of the end of the last prior Valuation Period; and

(iii)	is the daily Insurance and Financial Services Fee (see Article VII. A. below) times the number of calendar days in the current Valuation Period.

4.	The assets of the Variable Account equal to its reserves and other liabilities will not be charged with the liabilities arising from any other part of our business.

5.	The Accumulation Unit value may increase or decrease the dollar value of benefits under the Contract.

E.	The Fixed Account

1.	The Fixed Account will be a liability against The Standard’s general account.

2.	We will establish an Investment Cell for you each calendar quarter. A Maturity Date will be established for each Cell prior to the beginning of such calendar quarter. The Maturity Date will be the fifth (5th) anniversary of the first day of the quarter in which the Cell is established. The amount credited to the Investment Cell for such quarter will be the sum of the credits, which are:

(a)	deposits credited to the Fixed Account during the calendar quarter pursuant to Article III of the Contract;

(b)	transfers from any other Investment Option under this Contract at your direction and made during the calendar quarter;

(c)	any prior Fixed Account cell maturing on the last day of this quarter;

(d)	interest credited on each transaction listed above from the date the Deposit or transfer is made to the last day of the calendar quarter at the applicable placement rate in accordance with subsection 3. below; and

(e)	interest credited on the last day of the calendar quarter on each previously established Fixed Account Investment Cell;

less the sum of the debits, which are:

(a)	any Contractowner Withdrawals and/or transfers from the Fixed Account made during the calendar quarter;

(b)	benefit payments, annuity premiums, Fees and other disbursements charged to the Fixed Account during the calendar quarter; and

(c)	interest on any withdrawal, transfer, benefit payment, Fee, premium, or other disbursement described above from the date it occurs to the last day of the calendar quarter at the applicable placement rate in accordance with subsection 3. below.

If credits exceed debits, then once established on the last day of the calendar quarter, the amount in the Investment Cell will remain constant until the Maturity Date except in the event of:

(a)	termination, or

(b)	reduction in accordance with the following provision.

If debits exceed credits, then prior Investment Cells will be reduced in order according to Maturity Date starting with the earliest Maturity Date until such excess is eliminated.

3.	At or prior to the beginning of each month, we will determine an interest rate (“Placement Rate”) for that month. That Placement Rate shall apply to all transactions in that calendar month through the end of the calendar quarter. The equivalent effective annual interest rate will no be less than the minimum allowed by state law.

At the end of the calendar quarter, a Cell Rate shall be determined for that Investment Cell using an average of the three monthly Placement Rates weighted by the net credits and debits described in subsection 2. above but excluding all interest on such credits and debits.

The Blended Rate determined for the Investment Cell will apply from the date the Blended Rate is determined until its Maturity Date.

4.	If the Plan has a Competing Investment Fund, then we reserve the right to restrict Benefit Withdrawals. Benefit Withdrawals are defined in Article IV.A. A “Competing Investment Fund” is any Investment Option or outside fund in which you have Plan assets which:

(a)	provides a direct or indirect guarantee of investment performance; or

(b)	may be invested primarily in assets other than common or preferred stock; or

(c)	may be invested primarily in investments such as mutual funds, trusts, or insurance company contracts which, in turn, are invested primarily in assets other than common or preferred stock.

Restrictions on Benefit Withdrawals include:

(a)	Transfers. Participant-directed transfers can only be made on the first day of each calendar quarter. The amount of each transfer is limited to 5% of the Participant’s balance in this Fund as of the end of the prior quarter.

(b)	Other Benefit Withdrawals. The amount paid from the Fixed Account will be its pro-rata share of the Benefit Withdrawal. Its pro-rata share equals the amount of the Benefit Withdrawal times the ratio of the Participant’s balance in the Fixed Account to the sum of the Participant’s balances in Competing Investment Funds.

5.	Prior to the Maturity Date, a Market Value Adjustment (MVA) will be charged on any Contractowner Withdrawals. The amount of the MVA will be deducted from the gross amount to be disbursed. The MVA will not be less than zero.

6.	The MVA is defined as the amount of the disbursement times a market value factor, which is the greater of zero or the following formula:

1 –	Current Bond Price
Par Value of that Bond

Current Bond Price equals the price of a bond:

(a)	issued with a maturity of 5 years;

(b)	bearing interest at the weighted average of the declared interest rates in effect as of the termination date; and

(c)	calculated to yield the Merrill Lynch U.S. Industrial Corporates BBB Rated Index for the month ending in which the notice of termination or withdrawal is received. If that Index ceases to be published, we will select a comparable survey.

7.	The amount payable shall never be less than minimum required under applicable state minimum nonforfeiture laws.

ARTICLE IV

BENEFITS, WITHDRAWALS AND TRANSFERS

A.	Benefit Withdrawals

1.	Description. These are withdrawals other than Contractowner Withdrawals which are made according to the terms of your Plan and this Contract for:

(a)	Participant-initiated withdrawals, including Payments from Account, for purposes of financial hardship, termination of employment, retirement, disability, or death, each as defined by the Plan. Participant-initiated withdrawals also include the cash-out of the present value of a Participant’s account balance if it is less than the amount specified in the Plan for payment without Participant consent.

(b)	Participant-directed transfers of assets among Investment Options, if applicable;

(c)	Loans to Participants, if applicable; and

(d)	Annuity purchases; and

(e)	Payments pursuant to a Qualified Domestic Relations Order (QDRO).

Benefit Withdrawals are not subject to a Surrender Charge, and are not subject to a Market Value Adjustment.

2.	Reasonable Proof Required. We may require reasonable proof that Benefit Withdrawals are being made consistent with the terms of the Plan and this Contract.

3.	Valid Instructions Required. We will deduct any partial withdrawal proportionately from the Investment Options to which the Participant’s Account Value is allocated.

4.	Benefit Withdrawals Upon Contract Termination. We reserve the right to discontinue Benefit Withdrawals from the date of the termination notice.

B.	Contractowner Withdrawals

1.	Description. Contractowner Withdrawals include any withdrawals you make that are not defined as Benefit Withdrawals. Contractowner withdrawals may be subject to a Surrender Charge and/or a Market Value Adjustment.

2.	Certain Participant-Initiated Withdrawals And Transfers. Participant-initiated withdrawals or transfer requests directly or indirectly arising out of corporate acts such as spin-offs, divestitures, corporate relocations, layoffs, retirement incentive programs, partial or total Plan terminations, or the liberalization of Plan withdrawal or transfer rules, are all Contractowner Withdrawals. Such payments are not treated as Benefit Withdrawals.

3.	Valid Instructions Required. Before any Contractowner Withdrawal is made, we will need valid instructions from you regarding the Investment Options from which the Contractowner Withdrawals are to be deducted.

4.	Market Value Adjustment. You may withdraw all or a part of your assets from the Investment Options. A Market Value Adjustment may apply to withdrawals from the Fixed Account.

C.	Right To Defer A Payment, Transfer, Or Withdrawal

1.	We will generally make any cash payment within seven (7) days after receipt of a request in good order. Transfers generally will be effected as of the date a proper request is received at our Home Office.

2.	We may defer payments and transfers from the Variable Account as permitted by the Investment Company Act of 1940 and regulations and interpretations thereunder, as in effect at the time a request for withdrawal or transfer is received.

3.	We reserve the right to defer any payment or transfer from the Fixed Account for a period not to exceed 6 months after a request is received.

4.	Transfers (and withdrawals) from the Fixed Account may be subject to a Market Value Adjustment.

D.	Limitation Of Liability

1.	General Liability.

(a)	Limited To Assets In Investment Option(s). Our general liability to you at any time shall be limited to the sum of the balances then credited to your applicable Investment Option(s) at that time,

(i)	plus any earnings accrued, but not yet credited;

(ii)	less any fees which have accrued, but have not yet been paid directly to us;

(iii)	minus any Market Value Adjustment, if applicable, under the terms of the Investment Fund in which you have assets; and

(iv)	minus any applicable Surrender Charge.

(b)	Limit On Payment. At no time shall we make payments to you under this Contract in excess of this limit.

2.	Sufficiency Of Funds. We will not be responsible for the lack of sufficient funds under this Contract to provide benefits or otherwise meet any funding requirements for your Plan under applicable law.

E.	Transfers

1.	A transfer of Account Value may be directed from one Subaccount to another Subaccount or to the Fixed Account. A transfer of Account Value may be directed from the Fixed Account to one or more Subaccounts, subject to the limitations described below. A transfer request shall be made via our interactive voice response system or electronically via our Website unless we have agreed to accept a request on paper. Amounts transferred to the Subaccount(s) will purchase Accumulation Units as described above.

2.	We impose no transfer fee except any redemption fee imposed by the underlying mutual fund portfolios. Information on the fee, if any, imposed by each mutual fund portfolio is available in the fund’s prospectus.

3.	Trading restrictions in addition to the redemption fee described in 2. above may apply. We reserve the right to restrict excessive trading activity as defined in the mutual fund portfolio prospectuses by limiting access to electronic transfer capability, rejecting purchase or redemption requests; limiting the dollar amount, number, and/or frequency of transfers; requiring a holding period for some subaccounts; or imposing a redemption fee imposed by a mutual fund portfolio.

4.	A transfer among Subaccounts will result in the redemption of Accumulation Units in one Subaccount and the purchase of Accumulation Units in the other Subaccount. Such a transfer will be effected at Accumulation Unit values calculated at the end of the Valuation Period during which the transfer request is received in good order at our Home Office.

5.	Transfers after the Annuity Commencement Date are not permitted. Transfers are permitted, however, after Payments from Account commence.

6.	Transfers (and withdrawals) from the Fixed Account may be subject to a Market Value Adjustment and/or delayed for up to six (6) months.

F.	General

1.	All withdrawal requests must be submitted to us on a paper form or, if you and we agree, electronically via our Website. Withdrawals generally must be authorized by the Contractowner.

2.	Withdrawals will be effected at Accumulation Unit values calculated at the end of the Business Day during which we receive a request at our Home Office in good order.

3.	Withdrawals will reduce the applicable Account Value by the amount of the withdrawal, and by the amount of any applicable Surrender Charge and any applicable Market Value Adjustment.

4.	We reserve the right to require proof of the event giving rise to any withdrawal and/or transfer under this Contract.

ARTICLE V

DEATH BENEFITS

A.	Amount

1.	If a Participant dies prior to the Annuity Commencement Date, a death benefit will be paid to the Participant’s designated Beneficiary as provided by the terms of the Plan. Unless otherwise provided by the Plan, the death benefit will equal the Participant’s Account Value less any outstanding loan balance.

2.	We will calculate the death benefit as of the end of the Valuation Period during which we have received both proof of death and the election of a form of benefit.

B.	Beneficiary

1.	A Participant may designate a Beneficiary during the life of the Participant, as provided by the terms of the Plan. Unless otherwise stated in the Beneficiary designation, if there is more than one Beneficiary, they are presumed to share equally.

2.	The Participant may change any Beneficiary unless otherwise provided in the previous designation. A change of Beneficiary will revoke any previous designation. A change may be made by filing a written request with the Plan Administrator.

3.	Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Participant, that Beneficiary’s interest will go to any other Beneficiaries named, according to their respective interests. If there are no Beneficiaries, the Beneficiary’s interest will pass to a contingent Beneficiary(s), if any. If no Beneficiary or contingent Beneficiary survives the Participant, the death benefit will be paid in one lump sum to the Participant’s estate.

C.	Payment

1.	Proof of death will be a certificate of death, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.

2.	All death benefit payments will be subject to the laws and regulations governing death benefits.

3.	The death benefit may be paid in a lump sum or under a settlement option then available. If a lump sum settlement is elected, the proceeds from the Variable Account generally will be paid within seven days of receipt by us of the claim in good order. This payment may be postponed as permitted by the Investment Company Act of 1940, as amended.

ARTICLE VI

RIGHT TO PURCHASE ANNUITIES

A.	Definition

Beginning with the Contract Date and until the date this Contract is subsequently terminated (pursuant to Article VIII), you shall have the right to purchase annuities as provided below. “Premium” means the purchase amount. For purposes of this Article VI, “annuity” does not include Payments from Account.

To purchase annuities, you may do so by sending us a request for an annuity form which is (1) acceptable to us; (2) provided for under the terms of your Plan; and (3) authorized by the Plan Administrator. A description of those annuities that we typically provide is set forth in Schedule A below. We may provide other forms required by the Plan or requested by you and which are acceptable to us.

B.	Purchase Of Annuities

1.	Necessary Information. In advance of the purchase of an annuity, you must provide us with the following information:

(a)	The Participant;

(b)	The purchase date;

(c)	The form of annuity desired;

(d)	The Annuity Commencement Date;

(e)	The amount of payment or Premium (if other than the Participant’s Account Value);

(f)	The full name of the Annuitant, address, gender, social security number, and proof of birth date in a form satisfactory to us (e.g., birth certificate or baptismal record);

(g)	If applicable, the full name of the Beneficiary, relationship to the Annuitant, address, sex, and social security number;

(h)	If applicable, the full name of the Contingent Annuitant, relationship to the Annuitant, address, sex, social security number, and proof of birth date in a form satisfactory to us (e.g., birth certificate or baptismal record);

(i)	The mode of payment (e.g., monthly, quarterly, or annually), which must produce a payment of at least $100 each period;

(j)	Your valid instructions regarding the Investment Option(s) from which the Premium is to be deducted. We will deduct Premium proportionately from the Investment Options to which the Participant’s Account Value is allocated if the Premium is less than the Account Value.

2.	Sufficiency Of Payment

(a)	Insufficient Funds. No annuity will be purchased if your funds or the Participant’s Account Value under this Contract are insufficient.

(b)	No Responsibility. We shall not be responsible for the lack of sufficient funds held under this Contract to purchase an annuity.

C.	Premium Rates

1.	Guaranteed Rates. Subject to subsection C.3. below, the annuity purchase rates are guaranteed to be at least as favorable as the amounts shown in the Table of Guaranteed Maximum Rates attached to this Contract as Schedule A.

2.	Current Rates. If, at the time of selection, we offer annuities on a more favorable basis than that guaranteed in the Contract, the more favorable rate shall apply.

3.	Modification Of Schedule A. We reserve the right to modify Schedule A as it applies to the benefits of Participants who enter the Plan after sixty (60) days Written Notice to you of modification of the purchase rates.

D.	Annuity Payments

1.	Cash-out. At our option, we may choose to pay the Account Value in cash if the Annuity Payment would be less than $100 annually.

2.	Correction Of Payments. Once Annuity Payments have begun and we later discover that the age or sex of an Annuitant or Contingent Annuitant has been misstated, the payment shall be adjusted based on the correct age and sex from the date payments began. If we underpaid, we will pay the underpaid amount in full with the next Annuity Payment. If we overpaid, we shall deduct the overpayments from future Annuity Payments until we are repaid in full.

E.	Supplementary Contracts

In any case where we provide an annuity under this Contract, we will issue a Supplementary Contract to the named Annuitant or to you, as appropriate under the terms of the Plan, describing the terms and conditions of the relationship created between you, the Annuitant, and The Standard, including any guarantees we undertake.

F.	Calculation of Annuity Payments

The amount of Annuity Payments will depend on the age of the Annuitant (except in cases where unisex rates are required) as of the Annuity Commencement Date. A choice may be made to receive payments once each month, four times each year, or once each year. The Account Value used to effect Annuity Payments will be calculated as of the Annuity Commencement Date.

After the Annuity Commencement Date, the Annuity Payment option can not be changed.

We guarantee that the dollar amount of each installment after the first will not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

G.	General

If the annuity option chosen results in Annuity Payments of less than $100 per month, the frequency will be changed so that Annuity Payments will be at least $100.

No annuity option may be assigned or attached, except, if applicable, those benefits assigned or attached by a Qualified Domestic Relations Order under Section 414(p) of the Code, or pursuant to a federal tax levy under Section 6331 of the Code.

If we receive proof that a person receiving Annuity Payments under this Contract is legally or mentally incompetent, the Annuity Payments may be made to any person deemed a legal representative by a court of competent jurisdiction or as otherwise provided by applicable state law.

The Annuitant may name the Beneficiary or Contingent Annuitant for any purchased annuity option. The Annuitant may change the Beneficiary at any time without the consent of the previous Beneficiary unless the previous designation provides otherwise. However, if the Annuitant is married, the Annuitant’s spouse must agree in writing to another person being named Beneficiary or Contingent Annuitant if required by the Plan or applicable law. The change is effective when Written Notice is received by us. Neither the annuity option nor the Contingent Annuitant may be changed. The Beneficiary or the Contingent Annuitant does not have the right to name the Beneficiary.

If the Annuitant dies and there is no named Beneficiary living at the time of the Annuitant’s death, the Annuitant’s estate will be paid any remaining guaranteed Annuity Payments under a period certain annuity option, in one lump sum. If the named Beneficiary is receiving guaranteed Annuity Payments and dies, the remaining Annuity Payments will be paid in one lump sum to the contingent Beneficiary if living at the time of the Beneficiary’s death. Payment will otherwise be made to the Beneficiary’s estate.

We may, at any time, require proof that any payee under this Contract is living when payout is contingent upon survival of that payee.

ARTICLE VII

FEES

A.	Insurance and Financial Service Fee

1.	Description. The Insurance and Financial Service Fee, described below, will be deducted from the Variable Account assets on a daily basis.

2.	Amount. The amount of the Insurance and Financial Service Fee will be a percentage of the average daily net assets in the Variable Account attributable to this group Contract and will depend on the underlying mutual fund portfolios to which a Participant allocates his or her Deposits. The fee will reflect whether and to what extent the fund managers pay for certain administrative services or otherwise provide revenue to The Standard. These amounts are subject to change; the table below reflects allowances in effect when this Contract was issued. The daily fee rate is the annual fee rate divided by the number of days in the calendar year.

	Portfolio	Annual Fee Rate
[	Alger American Small Capitalization Portfolio Class 0	2.00%
	Alliance Bernstein VPS International Value –A	1.90%
	American Century Income & Growth VP Class I	1.75%
	American Century Value VP Class I	1.75%
	American Century Vista VP Class I	1.75%
	Baron Capital Asset Fund Insurance Shares	1.70%
	BlackRock International Index Portfolio Class I	2.00%
	BlackRock Large Cap Growth VI Fund Class I	2.00%
	BlackRock Large Cap Value VI Fund Class I	2.00%
	Davis Value Portfolio VA	2.00%
	Delaware VIP Growth Opportunities Series	2.00%
	Delaware VIP Small Cap Value Series	2.00%
	Delaware VIP International Value Equity Series	2.00%
	Dreyfus Small Cap Stock Index Service Shares	1.75%
	Dreyfus VIP International Equity Service	1.75%
	Federated Kaufmann Fund II VIP	1.75%
	Fidelity VIP Equity Income Initial Class	2.00%
	Fidelity VIP Mid Cap Stock Initial Class	2.00%
	Fidelity VIP Investment Grade Bond Initial Class	2.00%
	Franklin Rising Dividends Securities Class I	2.00%
	GE Investments U.S. Equity Fund VIT	2.00%
	Goldman Sachs VIT Capital Growth	1.80%
	Goldman Sachs VIT Mid Cap Value	1.80%
	Goldman Sachs VIT Structured Small Cap Equity	1.80%
	Neuberger Berman AMT Fasciano Portfolio S	1.75%
	Neuberger Berman AMT Regency Portfolio I	1.75%
	PIMCO VIT Total Return Administrative Shares	1.75%

Royce Small-Cap Portfolio Share Class I	1.75%
T. Rowe Price Equity Blue Chip Growth VIP	2.00%
T. Rowe Price Equity Income VIP	2.00%
Vanguard VIF Diversified Value	2.00%
Vanguard VIF Equity Index	2.00%
Vanguard VIF Capital Growth	2.00%
Vanguard VIF Mid Cap Index	2.00%
Vanguard VIF Small Company Growth	2.00%
Vanguard VIF Balanced Portfolio	2.00%
Vanguard VIF Total Bond Market Index	2.00%
Vanguard VIF International	2.00%
WM VT Equity Income Class 1	2.00%
WM VT Mid Cap Stock Class 1	2.00%
WM VT Income Class 1	2.00%
WM VT Strategic Asset Management Balanced
Portfolio Class 1	2.00%
WM VT International Growth Class 1	2.00%	]

[The Annual Fee Rate shown above will be reduced by [0. %] as of the date that the liquidation adjustment imposed by the Plan’s prior financial services provider is recovered.]

3.	The Annual Fee Rate shown in the table above will be reduced by an Asset Based Discount from the table below. The applicable Asset Based Discount is based on total assets in the Contract at the end of the prior business day.

	Asset Balance Range	Annual Asset Based Discount
	(in millions)
[	$0.0 - $2.5	0.00%
	$2.5 - $5.0	0.16%
	$5.0 - $8.0	0.36%
	$8.0 - $12.0	0.41%
	$12.0 or greater	0.46%	]

[Contract numbers [                         and                         ] will be included in determining total assets for purposes of the Annual Asset Based Discount.]

B.	Administration Fee

1.	Description. An annual Administration Fee will be deducted from each Participant Account. One-quarter of the annual Administration Fee will be deducted each calendar quarter. A Participant Account is included for this purpose if the Participant had a positive Account Value at any time during the calendar quarter.

2.	Amount. [The annual Administration Fee is $25. The amount deducted each quarter will be $6.25.] [No annual Administration Fee shall apply to this Contract.]

3.	Payment of Administration Fee.

(a)	The quarterly Administration Fee shall be deducted from each Participant Account by reducing the number of Accumulation Units credited to that Account during the accumulation period.

(b)	Each calendar quarter, we will deduct the Administration Fee from the Account Value maintained on behalf of each Participant proportionately from the Participant’s Investment Options. The full quarterly Administration Fee will be deducted upon withdrawal of the entire Account Value.

(c)	If you choose to pay the Administration Fee directly, you must give us Written Notice of your election. We will bill you after the end of each calendar quarter for an amount equal to the Administration Fee times the number of Participants on whose behalf Account Values are maintained as of the last day of the calendar quarter plus the number of Participants that have withdrawn their entire Account Values within that calendar quarter. If the Administration Fee is not paid within 30 days of receipt of the bill, the amount will be deducted from the Account Value as described herein. However, if this automatic deduction of Fees occurs twice within any twenty-four (24) month period, we may begin deducting fees from the assets in your Investment Options.

C.	Surrender Charge

1.	Description. All amounts withdrawn from the Account Value shall be subject to a Surrender Charge, except as described in Article IV. A. above.

[2.	Amount. The Surrender Charge shall be a percentage of the amount withdrawn, based on the Contract Year, according to the following table:

	Contract Year	Surrender Charge Percentage
[	1	5.0%
	2	4.0%
	3	3.0%
	4	2.0%
	5	1.0%
	6 or greater	0.0%	]]

[2.	Amount. At any time, the Surrender Charge shall equal the unrecovered portion of the liquidation adjustment imposed by the Plan’s prior financial service provider.]

[2.	Amount. No Surrender Charge shall apply to this Contract.]

3.	Exceptions. The Surrender Charge shall be waived for Benefit Withdrawals made under the circumstances described in Article IV.a. above.

D.	Transfer Fee

We impose no transfer fee except any redemption fee imposed by the underlying mutual fund portfolios. Information on the fee, if any, imposed by each mutual fund portfolio is available in the fund’s prospectus.

E.	Distribution Fee

We impose a distribution fee equal to the lesser of $25 or two percent (2%) of the transaction amount on Participant-initiated withdrawals, annuity purchases, and payments pursuant to a Qualified Domestic Relations Order.

F.	Loans

A Participant under a Plan that permits loans may apply for a loan prior to such Participant’s Annuity Commencement Date. A one-time fee of up to $125 or an annual fee of $50 may be charged to set up a loan. Interest will be charged to the Participant at a rate established by the Plan at the time the loan is made. All interest payments will be credited back to the Participant’s Account Value. Please see your Plan for more information about loans, including interest rates and applicable fees and charges.

G.	Qualified Domestic Relations Orders (QDROs)

If the Plan and we agree, we will impose a fee for the review and administration of a QDRO. The fee will be deducted from the Account Value of the affected Participants and/or the alternate payee and will equal $300.

H.	Premium Taxes

We may deduct the amount of any applicable premium taxes from Deposits or Account Value when the tax is incurred or at a later date we choose.

I.	Reduction in Charges for Certain Groups

We may reduce or waive the Insurance and Financial Services Fees, Administration Fee and Surrender Charges on Contracts that have been sold:

1.	when sales of the Contract may result in savings of sales or administrative expenses; or

2.	where the size and type of the group or level of Deposits may result in savings of administrative or insurance expenses.

We will not reduce or eliminate the Insurance and Financial Services Fee, Administration Fee, or Surrender Charge where such reduction or elimination will unfairly discriminate against any person.

ARTICLE VIII

TERMINATION OF THIS CONTRACT

A.	Initiation Of Termination

1.	Initiated By You.

(a)	Terminate At Any Time. You may terminate this Contract at any time when you deliver Written Notice to us.

(b)	Specify Effective Date. The Written Notice must specify a date on which termination shall be effective. However, the date chosen for termination can not be earlier than thirty (30) days after your Written Notice, unless we agree otherwise.

2.	Initiated By Us.

(a)	Reasons For Termination. We may terminate this Contract at any time after we send you Written Notice. We may terminate the Contract for reasonable cause, which may include but is not limited to any of the following circumstances:

(i)	if we believe you are not abiding by state and federal law in connection with this Contract or the Plan;

(ii)	if you have not rendered the performance necessary to comply with the terms of this Contract;

(iii)	if your Account Value has fallen below $100,000;

(iv)	if the Internal Revenue Service disqualifies your Plan; or

(v)	if your Plan has not been adopted within a reasonable period of time.

(b)	Effective Date Of Termination. Our Written Notice of termination to you shall specify an effective date. The date chosen shall be no sooner than thirty (30) days after the effective date of your Written Notice. We will allow you a reasonable period to remedy the reason for termination.

B.	Effect of Termination

1.	Deposits. On the effective date this Contract is to terminate, we will no longer accept Deposits as described in Article III.

2.	Earnings. We shall adjust your Account Value for earnings, gains, and losses according to the terms of the appropriate Investment Options and continue to make such adjustments for as long as those assets remain in our Contract.

3.	Fees.

(a)	Continuation Of Fees. We shall continue to charge Fees periodically according to the terms of Article VII until your Account Value is reduced to zero. We will bill you for any remaining Fees.

(b)	Quarterly Fees. If the final disposition of funds occurs on a date other than the end of a calendar quarter, full fees for that quarter will be payable.

(c)	Deduction Of Fees. If all accrued Fees are not paid on or before the date of the final disposition of funds, we shall deduct any outstanding balance from your assets.

4.	Disposition Of Funds. You shall direct us pursuant to a Written Notice how to dispose of your funds in either (a) a single payment, or (b) a distribution of benefits as provided below. Absent your direction, the funds may be paid in a single payment.

(a)	Single Payments. Assets may be paid in a single payment subject to the terms set forth in each of your Investment Options;

(b)	Distribution Of Benefits. The disposition of funds by distribution of annuities or benefits shall be as agreed between you and The Standard.

Any disposition of funds may be subject to a Market Value Adjustment and a Surrender Charge.

5.	Certification. Prior to distribution, we may require a Written Notice from you or the Plan Administrator certifying that the withdrawals you make will continue to be applied for the exclusive benefit of Participants and their beneficiaries under the terms of your Plan.

6.	Documentation. If you withdraw funds for payment to another party or institution (other than yourself), we may require reasonably necessary documentation prior to such withdrawals.

7.	Refusal To Distribute. Notwithstanding any other provision of this Contract, we may refuse to distribute funds if, in our opinion, based on all the facts and circumstances known to us at the time, the distribution may subject us to liability under applicable state or federal law.

ARTICLE IX

GENERAL CONDITIONS

A.	Your Responsibilities

1.	Authority To Control And Manage. You (or person(s) you nominate) are the Plan Administrator who has the authority to control and manage the operation and administration of the Plan and Plan assets. We do not assume this responsibility.

2.	Retain Legal And Accounting Advice. You must obtain your own legal and accounting advice concerning your Plan.

3.	Meeting Legal Deadlines. You are responsible for meeting all filing deadlines with the IRS and the Department of Labor. This also includes securing and maintaining the qualified status of your Plan, if applicable. We are not responsible for payment of any damages, fines, or penalties for the acts or omissions of the Plan Administrator.

B.	Assignment

1.	Assignment, Pledge, Or Transfer. You can assign, pledge, or transfer ownership of this Contract, but only if we have given you prior consent pursuant to a Written Notice and only if the assignment, pledge, or transfer complies with applicable state and federal law.

2.	Commutation, Anticipation, or Encumbrance. Any payments or benefits provided for by this Contract shall not be subject to commutation, anticipation, encumbrance, or alienation by any person, individual, or institution entitled to such payments or benefits unless it complies with applicable state and federal law and we have given you consent pursuant to a Written Notice prior to that transaction.

3.	Seizure By Operation Of Law. Furthermore, no payment or benefit provided for by this Contract shall be seized, taken, appropriated, or applied by any legal or equitable process or operation of law to pay any debt or liability of any person entitled to such payments or benefits, except to the extent provided by applicable law and only if we have consented in a prior Written Notice.

C.	Non-Waiver

Our failure to enforce any provision of this Contract at any time shall not affect our right, by doctrine of waiver, estoppel, or otherwise, to enforce that provision or any other provision at any other time.

D.	Data Supplied By You

You shall furnish any information that we may reasonably require in order to administer this Contract. We will be permitted to rely conclusively upon any statement by you or information you provide. All statements that you make will, in the absence of fraud, be deemed representations and not warranties.

E.	Entire Contract

This Group Annuity Contract, including attached Schedules and Endorsements, and the Contract Application, constitute the entire Contract between you, the Contractowner, and The Standard. We are responsible for performing only those duties, obligations, and responsibilities specifically described in this Contract.

F.	Amendment

1.	Description. You and we may amend this Contract by mutual agreement. Such an Amendment must be signed by your authorized representative and our President or one of our Vice Presidents.

This Contract may be amended without the consent of any employee, Participant, or beneficiary of the Plan.

2.	Authority To Sign. No other person has the authority to sign a Contract, amend this Contract, or waive any provision of this Contract on our behalf.

G.	Modification

1.	Modifications To Comply With Applicable Law. We may unilaterally modify any provision of this Contract without your consent in order to comply with applicable laws or regulations. However, we shall give you Written Notice of any such compliance changes.

2.	Modifications We Propose. We may propose other modifications to the Contract which will be effective no sooner than sixty (60) days after we have given you Written Notice. You may reject our proposed modification by giving us Written Notice before it becomes effective.

SPECIFICATIONS AND SIGNATURES

CONTRACTOWNER: [	] [Trust]

CONTRACT NO.:	[	]	INVESTMENT FUNDS:

CONTRACT DATE:	[	]	Separate Account C Subaccounts

RECEIPT DATE:	[	]	[Fixed Account]

JURISDICTION:	[	]	ENDORSEMENT: [403(b)] [457] [NQPE]

This Contract between Standard Insurance Company and the Contractowner shall be effective on the Contract Date if it is received at The Standard’s Home Office no later than the Receipt Date.

If, however, this Contract is received after the Receipt Date, The Standard may either: (1) accept the Contract anyway, if received within a reasonable time after the Receipt Date, by so informing the Contractowner in writing; (2) withdraw our offer of this Contract and refund any Deposits or Fees already paid to us; or (3) withdraw our offer in the initial Contract and issue a new Contract.

This Contract shall be governed by the laws of the state of delivery as identified by the Jurisdiction above.

The Contractowner agrees, as indicated by the signature(s) below, to the terms set forth in this Contract.

[                                                     ] [TRUST]

Address [                            ]

              [                             ]

By:		Date:
Name/Title

By:		Date:
Name/Title

By:		Date:
Name/Title